Exhibit 99.6

CONSENT

OF

NOMURA SECURITIES CO., LTD.

We hereby consent to (i) the inclusion in the Registration Statement on Form F-4 of SOMPO JAPAN INSURANCE INC. (“Sompo Japan”) and NIPPONKOA Insurance Company, Limited. (“Nipponkoa”) (the “Registration Statement”), and in the prospectus of Sompo Japan and Nipponkoa which is a part of the Registration Statement, of our opinion letter, dated July 29, 2009, to the Board of Directors of Sompo Japan relating to the Share Exchange involving Sompo Japan and Nipponkoa, appearing as Annex B-1 to such prospectus, and (ii) the description of such opinion and the references made to such opinion and our name in the sections captioned “The Share Exchange—Reasons for the Share Exchange—Determination of the Sompo Japan’s Board of Directors,” and “The Share Exchange—Reasons for the Share Exchange—Opinion of Sompo Japan’s Financial Advisor—Nomura Securities Co., Ltd,” of such prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

NOMURA SECURITIES CO., LTD.

/s/ KENTARO OKUDA
Kentaro Okuda
Managing Director
Global Head of M&A

Tokyo, Japan
November 16, 2009